QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TETRA TECH, INC.

    Tetra Tech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of Tetra Tech, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock that the corporation shall have authority to issue is eighty-seven million (87,000,000), consisting of eighty-five million (85,000,000) shares of common stock, par value $.01, and two million (2,000,000) shares of preferred stock, par value of $.01. The designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:"

    SECOND: That thereafter, pursuant to the resolution of the directors of the Corporation, the vote of the stockholders of the Corporation was solicited wherein a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, approved the foregoing Amendment to the Certificate of Incorporation.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Li-San Hwang and Richard A. Lemmon, being the President and Secretary, respectively, of the Corporation, do hereby certify under penalty of perjury under the laws of the State of Delaware that the facts hereinabove stated are truly set forth, and accordingly each of us has hereunto set our hands this 15th day of March, 2001.

TETRA TECH, INC.

/s/ LI-SAN HWANG Li-San Hwang, President

/s/ RICHARD A. LEMMON Richard A. Lemmon, Secretary

QuickLinks

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF TETRA TECH, INC.